UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2007
SEREFEX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24362	59-2412164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4328 Corporate Square Boulevard
Suite C
Naples, Florida 34104
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (239) 262-1610
N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 2.01. Completion of Acquisition
Item 9.01. Financial Statements
SIGNATURES

Item 2.01. Completion of Acquisition.
     On October 22, 2007, Serefex Corporation (“Serefex”) consummated a Stock Exchange Agreement with Hickman Holdings, L.P., and the D’Anza Family Trust (“Sellers”), whereby in exchange for 741,344 shares of Common Stock of W.P. Hickman Systems, Inc. (together with its wholly owned subsidiaries hereinafter referred to as “Hickman” or “W.P. Hickman”), an Ohio corporation, representing approximately 68% of the outstanding shares of Common Stock of Hickman, Serefex issued to Sellers an aggregate of 172,482,666 shares of its Common Stock. Such shares represent approximately 52% of Serefex’s outstanding shares. Mr. D’Anza is the General Partner of Hickman Holdings, L.P. and Trustee of the D’Anza Family Trust.
Business of Hickman
Introduction
     The principal business of the Company is now being carried out through its majority owned subsidiary, W.P. Hickman Systems, Inc. (together with its wholly owned subsidiaries hereinafter referred to as “Hickman” or “W.P. Hickman”). Hickman is a provider of roofing and waterproofing products and services to commercial and industrial building businesses. Hickman was formed in 1985 as a North Carolina corporation. In 1994, Hickman changed its domicile from North Carolina to Ohio.
     W.P. Hickman applies a performance-oriented approach to identify problems and provide the best solution to meet clients’ needs, whether repair, restoration, retrofit or replacement. Many W. P. Hickman products are environmentally preferable and carry Energy Star® ratings, Cool Roof Rating Council ratings and can contribute to achieving LEED® certification. W.P. Hickman is also a leading expert in vegetated, often referred to as green, roofing systems, which provide a number of environmental and economical benefits to our clients. W.P. Hickman strives to be our clients’ most reliable resource for roofing and waterproofing solutions.
     Through its certified ISO 9001 Quality Management System, W.P. Hickman works closely with its suppliers to assure the highest quality products. ISO 9001 Certification defines requirements for all key processes in design, manufacture and distribution, such as monitoring manufacturing to ensure production of quality products; keeping records; checking outgoing product for defects; reviewing individual processes and the quality system itself for effectiveness; and facilitating continual improvement.
     W.P. Hickman is also ISO 14001 certified, which is an Environmental Management System (EMS) designed to implement, maintain and improve a company’s environmental systems. Our EMS provides a framework for meeting environmental challenges and operating our business in an environmentally responsive manner.
     W.P. Hickman’s advanced roofing solutions were developed for flexibility of design and lifetime, quality performance to meet project considerations and perform under specific climate, construction, and usage conditions. All Hickman roofing systems are backed by Hickman’s R & D effort, ISO 9001 and 14001 certifications, and service commitment, to keep the elements out of our client’s buildings.

Products
     Coal Tar Solutions - Hickman’s polymer modified coal tar roof systems feature proprietary technologies like water based and low solvent formulations that can be cold-applied on high slope roofs.
     Modified Bitumen Solutions - Modified Bituminous Systems from W.P. Hickman are a family of modified roofing plies designed to meet diverse roof specifications and climate variations. These formulations combine the advantages of traditional built up roofing (BUR) and multi-ply construction including puncture resistance, waterproofing redundancy and field-proven performance with the advantages of modern polymers to create improved elongation, cold weather flexibility and overall weather resistance.
     Cold/Hot Applied - W.P. Hickman added tensile and weatherproofing properties to our BUR assemblies by incorporating polymer technology. Polymers create outstanding physical performance qualities in the areas of elongation and recovery, cold weather flexibility, adhesion, and fatigue resistance. Hickman’s combination of modern technology and traditional, highly dependable, multi-ply design provides state-of-the-art BUR reliability.
     Metals Solutions - The unique design of Hickman’s I-90 FM approved edge metal flashing systems provides modular designs, watertight performance and highly aesthetic architectural styling. Our metal systems also include fascias, copings, expansion joints, reglets, drains, and wall panels, as well as custom designed products and accessories.
     Genisys — A unique and revolutionary systems approach to roofing. Regardless of application or environmental challenges, W.P. Hickman provides a “Performance Matched” Genisys roofing system specifically engineered and tested to meet roofing requirements. Combining compatible roof components and testing the system as an assembled unit is a sensible approach in the design, evaluation and selection process ensuring proper membrane choice. This process optimizes endurance, performance, value and sustainability parameters for each roof situation. The Genisys system design is based on the performance attributes of the total roofing construction from the membrane through the edge metal details. Available in hot, cold and heat welded designs, Genisys roofing systems were developed to meet the varying requirements of building conditions, fiscal considerations, locale and climate.
Services
     W.P. Hickman also offers our clients a vehicle to purchase valuable services to help them better manage their roofing assets. The following provides a summary of the service offerings:
     AIM (Asset Information Manager) — Featuring a user-friendly format and interface and online accessibility, AIM organizes our clients’ information into a multi-functional database with comprehensive document/photograph storage, retrieval and report generation capabilities. AIM is an integral component of all of our services.
     Inspections & Evaluations — Our inspection and evaluation services promote long-lasting building component performance and maximize maintenance cost value.
•	Analyze current construction conditions and provide short- and long-term recommendations

•	Comprehensive inspection and evaluation programs identify potential issues before they become complex problems

•	Available for roofs, walls, windows, foundations, parking structures and parking lots or as a total building envelope package
     Diagnostic Service — Destructive and non-destructive diagnostic services, pooled with roofing analysis, give building owners information needed to make informed physical asset management decisions.
•	Complete diagnostic testing results, plus analysis to transfer the information into an effective plan of action

•	MoistureTrak diagnoses moisture trapped within a roof system

•	Infrared analysis, Hydrogen detection and capacitance metering ensure the reliability and integrity of test results
     Design and Specification Services — A.M. Technologies’ wide variety of consulting services help to properly implement building component renovations. Experienced representatives recognize problem conditions and solve them with the most cost-effective, long lasting methods and materials.
•	Detailed specifications, plans and bid documents

•	Project meetings, document review and project monitoring

•	Monitor physical asset construction
     Maintenance Programs — Control asset maintenance expenses through an aggressive “Managed Care” approach with the A.M. Technologies’ 5-STAR Service Program.
•	Menu of asset care and management services, including Evaluation and Asset Information Manager (AIM), Housekeeping, Routine Maintenance, Preventative Maintenance, and a 24-Hour Leak Hotline
     Contract Management Services — With complete turn-key contract management services, W.P. Hickman can become a single source for all roofing and waterproofing needs.
•	Initial survey

•	Development of budgets and recommendations

•	Specification preparation

•	Bidding process, contractor selection

•	Quality control

•	Project Close-out
     Distribution Methods of the Products or Services — W.P. Hickman provides its products and services primarily through its sales representatives located throughout the country. Hickman currently has approximately 60 sales representatives. Each sales representative is experienced in this industry and contacts building owners directly to coordinate the delivery of our products and services. The products are installed by qualified independent contractors that meet certain standards established by Hickman for insurance, financial strength and experience installing our various products.

Seasonal and Cyclical Nature of our Business and Industry
     The construction industry, in particular roofing and waterproofing which serves as the primary market for Hickman products and services, is cyclical and is influenced by seasonal factors, as construction activities are usually lower during winter months than other periods. As a result, we expect our revenues and operating results generally will be lower in the first and second quarters of each calendar year (last two quarters of Hickman’s fiscal year, ending May 31).
Customers
     We provide commercial and industrial roofing and restoration services to customers in a broad range of businesses, including the industrial, office, retail, hospitality, government and educational industries.
     For the year ended May 31, 2007, Hickman provided roofing and restoration services to approximately 1,000 end-users. For the year ended May 31, 2007, two customers accounted for approximately 8% and 6.5% of revenue, respectively. For the year ended May 31, 2005, one customer accounted for approximately 7.2% of revenue. There were no customers who accounted for more than 5.0% of revenue for the year ended May 31, 2006.
Suppliers
     Over the last calendar year we have had no significant problems obtaining the supplies and materials we need on a timely basis to meet demand. There are a number of sources for our raw materials which we could draw upon if necessary.
     The Company currently purchases certain components of its performance roofing materials from a limited number of suppliers. Management has identified additional suppliers that provide similar products on comparable terms. The two largest suppliers provide approximately 10% and 15%; 17% and 13%; and 14% and 14% of our overall supply requirements for the years ended May 31, 2007, 2006 and 2005, respectively.
Competition
     The commercial roofing industry and restoration industry is highly fragmented with many manufacturers competing intensely on a local and regional basis. In the future, we may encounter competition from new entrants on a regional or national level. We believe that purchasing decisions in our niche market are based on (i) trust (ii) reliability and quality, (iii) long-term customer relationships, (iv) the range of services provided and (v) price.
Patents, Trademarks, Copyrights
     Hickman holds the following patents: Coal Tar Composition, Methods of Recoating and Recovering Bitumen Based Built-Up Roofing Membranes, Built-Up Roofing Systems and Methods, Roof Edge System, Coal Tar Impregnated Reinforcement Sheets, Water Based Coal Tar Emulsions and Roof Wall Coping System and Method.
     Hickman holds various trademarks and copyrights as well.

Governmental Regulations
     We anticipate the ongoing concern for the environment will continue to grow. Tax incentives and rebates for implementing environmentally preferable products will increase in the future. Executive Order 13423 requires all federal agencies to follow new, environmentally focused guidelines to increase their environmental performance. W.P. Hickman follows the same guiding principles as established in the Executive Order, operating its business “in an environmentally, economically and fiscally sound, integrated, continuously improving, efficient, and sustainable manner.”
As stated earlier, W.P. Hickman is currently an ISO 14001 registered company, and is subject to regular internal and external audits focused on our environmental impacts. Currently we do not see any significant costs to remain in compliance with environmental laws on the federal, state or local levels.
Employees
     W.P. Hickman and its subsidiaries currently employ a total of 105 people. Of those 105 people, 98 are full time and 7 are part time.
Property
     Hickman leases its headquarters building located in Solon, Ohio on a month to month basis. The facility is comprised of 35,000 square feet consisting of office and warehouse space. The building adjoins in excess of 6 acres of land, which may be used for additional expansion. The monthly rental paid under a lease is currently $22,000. The land and building is leased from Kenneth Snyder, Sr., an employee and former director of Hickman. In addition, Hickman Manufacturing, Inc., a wholly owned subsidiary of W.P. Hickman Systems, Inc., owns real estate in Wampum, Pennsylvania. This is a manufacturing facility comprised of 3,000 square feet and has 12-1/2 acres available for expansion.
Legal Proceedings
     W.P. Hickman Company v. W.P. Hickman Systems, Inc., Case No. 1:07-CV-00267, United States District Court for the Western District of North Carolina. On June 27, 2007, the plaintiff filed a complaint claiming that W.P. Hickman Systems, Inc. breached a 1985 contract requiring the company to buy certain metal roofing products exclusively from the plaintiff. W.P. Hickman Systems, Inc.’s position is that it was legally justified in purchasing products from third parties because of substandard service, price terms, credit terms, delivery and products provided by the plaintiff. The parties have filed pleadings and have submitted Rule 26 disclosures in conjunction with a case management order. Because the litigation is still at a very early stage, it is difficult to assess any anticipated liability; however, W.P. Hickman Systems, Inc. is steadfastly defending the claims as being without merit.
     Cynthia L. Strunk, Trustee of the W.P. Hickman Systems, Inc. Employee Stock Ownership Plan and Trust, a shareholder of W.P. Hickman Systems, Inc., on behalf of herself, as Trustee and all other shareholders of the corporation and W.P. Hickman Systems, Inc. v. W.P. Hickman Systems, Inc. and David D’Anza. Case No. CV-07-638870, in the Court of Common Pleas, Cuyahoga County, Ohio. On October 16, 2007, a derivative action was filed for declaratory judgment, injunctive relief and damages. Serefex is not a party to this action. The complaint alleges that the former president, chief executive officer and chairman of the board of directors of W.P. Hickman Systems, Inc. converted funds of Hickman, breached his fiduciary duty, committed fraud against Hickman, and caused Hickman harm. The complaint further demands that Mr. D’Anza be removed as president and chief executive officer and director of Hickman, which was in the process of occurring and ultimately occurred on November 28, 2007, and that he be enjoined from transacting any business for Hickman or serving in any official capacity with Hickman. An answer and affirmative defenses to these claims have been filed by Hickman. Because many of the above-described claims for relief in the complaint either were addressed before or during the suit’s pendency and have been made moot, or are invalid on their face, we believe that the potential for damages is unlikely; however, no assurances can be made as this litigation is still in its early stages. Finally, the complaint seeks that a preliminary and permanent injunction be issued against Mr. D’Anza from transferring any shares of stock in W.P. Hickman Systems, Inc., including transfers to Serefex Corporation. Subsequent to the filing of the complaint, the Plaintiff was made expressly aware of the share exchange between Serefex and the Sellers and has indicated that it is highly unlikely that it will seek to amend its complaint and in any way seek to reverse the share exchange. Accordingly, Hickman believes the claims for injunctive relief in the complaint have been moot, and we believe that the potential for injunction is highly unlikely; however, no assurances can be made of a result.
Management’s Discussion and Analysis
     In 2005 Hickman experienced 31.6% increase in revenue to $29,484,462 as a result of the hurricanes hitting the southeast region of the country. In 2006 revenue only dropped 8.2% to $27,068,767 after the unique events in 2005. The net increase in sales for the two year period was 20.8%. In 2007 Hickman gained another 8.3% increase in sales to $29,327,938 mainly due to growth in the northeast region of the United States. Although the revenue for the six months reported as of November 2007 appears to be on a fast growth rate, the roofing industry is cyclical in nature and the company is starting the slow season. Latest internal forecasting reports that Hickman is on budget and does not expect significant growth for fiscal year 2008.
     Cost of goods sold has been impacted over the last three years due to the price of oil and the steel increases. Most of our products contain asphalt. In addition, we continue to increase sales in metal roofing, both of which are directly impacted by increases in the aforementioned commodities. In 2007 Sales increased by 8.3% but the cost of our products increased by 14.5%. However, increase in service sales and less discounting of sales to customers has been able to offset some of the impact of increasing steel and oil prices.

	Unaudited
	Six Months Ended	May 31,
	November 30, 2007 [1]	2007	2006	2005
Sales	18,647,659	29,327,938	27,068,767	29,484,462
Gross Profit	9,682,637	15,993,792	15,280,724	17,574,680
Percent of Sales	51.9%	54.5%	56.5%	59.6%

Income from Operations	1,128,732	76,434	692,279	2,295,478
Adjusted Net Income (Loss)	449,390	(49,148)[2]	187,534	1,256,375
Percent of Sales	2.4%	-0.2%	0.7%	4.3%

[1]	— November results represents six months of activity.

[2]	— Net income is reduced by legal settlement for benefit of comparison.
Selling, General and Administrative (SGA) cost dropped in 2006 by 4.7% from $15,279,202 to $14,588,445 corresponding to the reduction in sales. In 2007 SGA cost increased 9.1% to $15,917,358. Of the 9.1% increase, selling expenses increased by 11.9% and R&D expenses by 7.4%.
Increase in interest income by approximately $188,000 is mainly due to an increase in executive receivables in calendar year 2006 impacting the company’s fiscal 2007. Additionally, the company experienced a onetime recapture of business expenses though a legal settlement in the amount of $3,252,931due to a favorable undisclosed legal settlement.
Liquidity
Hickman has demonstrated a continued strengthening of their financial position over the past three years. The results for the six month period ended November 30, 2007 are impacted by the seasonality of the company’s business. Traditionally, current liabilities decrease as they are paid, while collections from our customers are not as timely.

	Unaudited
	November 30, 2007	May 31, 2007	May 31, 2006	May 31, 2005
Cash	100,588	67,938	296,493	411,904
Restricted Cash	1,042,396	1,021,150
Working Capital	1,576,276	(1,930,122)	(2,031,545)	(1,433,334)
Stockholders’ Equity	(13,175,525)	(13,974,445)	(14,804,632)	(14,730,053)
Hickman currently has a line of credit with the bank that expires at the end of January 2008. We anticipate continuing our current banking relationship and signing a new agreement by the end of January. Currently we have borrowings against the revolving line of credit of approximately $2.6 million. Hickman’s borrowing base to secure the line of credit is $6.2 million plus an additional $1.0 million in restricted cash held in a money market account. Hickman sales are seasonal resulting in a stronger borrowing position this time of year.

Hickman has commitments over $3.0 million to be paid by the end of March 2008. Cash management will be critical to a successful launch of the season this spring.
Although Stockholders’ Equity is negative, Hickman continues to demonstrate improvement year over year. Hickman is confident that it can continue to grow with the current business strategy and improve the business.
Item 9.01. Financial Statements
(a)	Financial statements of businesses acquired
Audited Financial Statements
•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets as of May 31, 2007 and 2006

•	Consolidated Statements of Operations for the years ended May 31, 2007, 2006 and 2005

•	Consolidated Statements of Stockholders’ Equity for the years ended May 31, 2007, 2006 and 2005

•	Statements of Cash Flows for the years ended May 31, 2007, 2006 and 2005
Unaudited Financial Statements of Stock Exchange transaction
•	Unaudited Balance Sheets as of October 31, 2007 Stock Exchange Transaction
Unaudited Financial Statements
•	Balance Sheet as of November 30, 2007

•	Statement of Operations for the six months ended November 30, 2007
Pro forma Financial Statements
•	Unaudited Statement of Operations for the six months ended November 30, 2007 and the year ended May 31, 2007.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
W.P. Hickman Systems, Inc.
Solon, Ohio
     We have audited the accompanying consolidated balance sheets of W.P. Hickman Systems, Inc. and subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended May 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of W.P. Hickman Systems, Inc. and subsidiaries as of May 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of three years in the period ended May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
MALONEY + NOVOTNY LLC
Cleveland, Ohio
January 4, 2008

W.P. Hickman Systems, Inc. and Subsidiaries
Consolidated Balance Sheets
As of May 31, 2007 and 2006

	2007	2006
ASSETS

CURRENT ASSETS
Cash and equivalents:
Cash	$67,938	$296,493
Restricted cash	1,021,150	—
Receivables:
Trade — net	5,580,615	5,136,473
Other	33,171	44,279
Inventories	2,160,473	2,039,507
Deferred and refundable income taxes	521,143	312,757
Deferred costs and prepaid expenses	474,211	585,521

Total current assets	9,858,700	8,415,031

PROPERTY, PLANT AND EQUIPMENT — NET	257,142	334,857

OTHER ASSETS
Other	107,539	102,095
Deferred income taxes	793,800	1,926,000
Deferred warranty costs	2,695,256	2,592,805

Total other assets	3,596,595	4,620,900

	$13,712,437	$13,370,788

W.P. Hickman Systems, Inc. and Subsidiaries
Consolidated Balance Sheets
As of May 31, 2007 and 2006

	2007	2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

CURRENT LIABILITIES
Current portion of long-term debt	$600,000	$705,000
Revolving credit facility	3,902,772	2,563,867
Accounts payable	3,309,995	3,168,382
Accrued expenses	2,777,042	2,795,061
Deferred Warranty Revenue	1,199,013	1,214,266

Total current liabilities	11,788,822	10,446,576

DEFERRED WARRANTY REVENUE	11,897,129	11,430,832

LONG-TERM DEBT	1,450,000	2,155,000
Less current portion	600,000	705,000

	850,000	1,450,000

SUBORDINATED DEBT TO STOCKHOLDERS	3,150,931	4,848,012

STOCKHOLDERS’ EQUITY
Common stock, without par value Authorized - 2,000,000 shares Issued - 1,097,161 and 1,051,930 shares, respectively Outstanding - 1,042,130 and 1,039,630 shares, respectively	11,114	10,519
Additional paid-in capital	366,807	—
Retained earnings (deficit)	(9,087,526)	(11,055,195)

	(8,709,605)	(11,044,676)
Treasury stock, at cost, 55,031, and 12,300 shares, respectively	(615,797)	(63,381)

Total stockholders’ equity before unearned ESOP shares and receivable from stockholders	(9,325,402)	(11,108,057)
Unearned ESOP shares	(1,450,000)	(2,050,000)
Receivable from stockholders	(3,199,043)	(1,646,575)

Total stockholders’ equity	(13,974,445)	(14,804,632)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$13,712,437	$13,370,788

W.P. Hickman Systems, Inc. and Subsidiaries
Consolidated Statements of Operations
For the years ended May 31, 2007, 2006 and 2005

	2007	2006	2005
GROSS SALES	$29,404,890	$27,093,482	$29,554,977
Less discounts	76,952	24,715	70,515

NET SALES	29,327,938	27,068,767	29,484,462

COST OF SALES	13,334,146	11,788,043	11,909,781

GROSS PROFIT	15,993,792	15,280,724	17,574,680

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,917,358	14,588,445	15,279,202

INCOME FROM OPERATIONS	76,434	692,279	2,295,478

OTHER INCOME
Interest Income	413,369	225,109	90,109
Legal settlement	3,252,931	—	—

OTHER EXPENSE
Interest	566,365	579,855	496,713

INCOME BEFORE PROVISION FOR TAXES ON INCOME	3,176,369	337,533	1,888,875

PROVISION FOR TAXES ON INCOME	1,208,700	150,000	632,500

NET INCOME	$1,967,669	$187,533	$1,256,375

Earnings per share:
Basic	$1.88	$0.18	$1.20

Fully diluted	$1.87	$0.18	$1.09

Weighted average shares outstanding:
Basic	1,048,031	1,039,130	1,045,280

Fully diluted	1,050,280	1,049,130	1,152,386

W.P. Hickman Systems, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the years ended May 31, 2007, 2006 and 2005

	Common Stock		Additional	Retained	Treasury Stock		Unearned	Receivable
	Shares		Paid-in	Earnings			ESOP	from	Stockholders’
	Issued #	Amount $	Capital $	(Deficit) $	Shares #	Amount $	Shares $	Stockholder $	Equity $
BALANCE – MAY 31, 2004	1,051,930	$10,519	$21,381	$(11,816,031)	—	$—	$(3,677,337)	$(473,482)	$(15,934,950)

Net income	—	—	—	1,256,375	—	—	—	—	1,256,375
Purchase of treasury stock		—	—	—	13,300	(68,534)	—	—	(68,534)
Funds advanced to Stockholder								(473,181)	(473,181)
ESOP contributions earned	—	—	(317,381)	(459,719)	—	—	1,027,337	—	250,237
Tax benefit from ESOP	—	—	296,000	—	—	—	—	—	296,000

BALANCE – MAY 31, 2005	1,051,930	10,519	—	(11,019,375)	13,300	(68,534)	(2,650,000)	(946,663)	(14,674,053)

Net income	—	—	—	187,533	—	—	—	—	187,533
Issuance of treasury stock		—	—	(153)	(1,000)	5,153	—	—	5,000
Funds advanced to Stockholder								(699,912)	(699,912)
ESOP contributions earned	—	—	(138,000)	(223,200)	—	—	600,000	—	238,800
Tax benefit from ESOP	—	—	138,000	—	—	—	—	—	138,000

BALANCE – MAY 31, 2006	1,051,930	10,519	—	(11,055,195)	12,300	(63,381)	(2,050,000)	(1,646,575)	(14,804,632)

Net income	—	—	—	1,967,669	—	—	—	—	1,967,669
Shares Issued	59,532	595	571,507			—			572,102
Purchase of treasury stock		—	—	—	42,731	(552,416)	—	—	(552,416)
Funds advanced to Stockholder								(1,552,468)	(1,552,468)
ESOP contributions earned	—	—	(331,200)	—	—	—	600,000	—	268,800
Tax benefit from ESOP	—	—	126,500	—	—	—	—	—	126,500

BALANCE – MAY 31, 2007	1,111,462	$11,114	$366,807	$(9,087,526)	55,031	$(615,797)	$(1,450,000)	$(3,199,043)	$(13,974,445)

W.P. Hickman Systems, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
For the years ended May 31, 2007, 2006 and 2005

	2007	2006	2005
Net income	$1,967,669	$187,533	$1,256,375

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	216,404	152,382	163,145
Allowance for doubtful accounts	49,677	227,964	(326,003)
Provision related to ESOP	268,800	238,800	250,237
ESOP tax benefit	126,500	138,000	296,000
Deferred income taxes	923,814	(19,257)	305,500
(Increase) decrease in operating assets:
Restricted cash	(1,021,150)	—	769,100
Receivables	(482,711)	1,287,447	(1,754,600)
Inventories	(120,966)	(516,665)	(275,410)
Deferred costs and prepaid expenses	8,861	(384,718)	(155,359)
Other assets	(5,444)	87,616	98
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	123,594	(195,119)	820,555
Deferred warranty revenue	451,044	696,651	722,417

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,506,092	1,900,634	2,072,055
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant & equipment	(138,689)	(73,622)	(34,600)

NET CASH USED IN INVESTING ACTIVITIES	(138,689)	(73,622)	(34,600)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving credit facility	1,338,905	(647,510)	(66,734)
Payments on subordinated debt to stockholders	(1,697,081)	—	—
Payments on long-term debt	(705,000)	(600,000)	(1,077,337)
Purchase of treasury stock	(552,416)	—	(68,534)
Issuance of treasury stock	—	5,000	—
Issuance of common stock	572,102
Funds advanced to stockholder	(1,552,468)	(699,912)	(473,181)

NET CASH USED IN INVESTING ACTIVITIES	(2,595,958)	(1,942,422)	(1,685,786)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(228,555)	(115,410)	351,669
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	296,493	411,904	60,235

END OF PERIOD	$67,938	$296,493	$411,904

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$277,179	$286,817	$366,142
Income taxes	5,911	61,992	30,000

W.P. Hickman Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1. Organization and Summary of Significant Accounting Policies
A.	Nature and Business – W. P. Hickman Systems, Inc. (the “Company”), an Ohio Corporation, is a sales and manufacturing organization that provides premium quality roofing products and services to building owners. The Company offers a broad range of services designed to coordinate every aspect of a roofing project, including the material manufacturer, the contractor, and the building owner. Services include visual and infranalysis inspection to evaluate the existing roof condition, development of recommendations, coordination of specification preparation, contractor selection, contract negotiations, progress inspections, and planning for future projects. The Company works closely with its suppliers to ensure quality control. The Company owns the formulas for products that suppliers manufacture. In 1997, manufacturing of certain coatings and adhesives was brought in-house to the Company’s Pennsylvania plant. The plant primarily manufactures Hickman’s BUR Plus 505 product, which is a modified coal tar pitch roofing material that may be used as an interply adhesive or a protective coating. The Company has a national market with a concentration in the east, midwest, and southeast parts of the United States. The construction industry, in particular roofing and waterproofing which serves as the primary market for Hickman products and services, is cyclical and is influenced by seasonal factors, as construction activities are usually lower during winter months than other periods. As a result, revenues and operating results generally will be lower in the first and second quarters of each calendar year (last two quarters of fiscal year, ending May 31).

B.	Principles of Consolidation – The consolidated financial statements include the accounts of W. P. Hickman Systems, Inc., and its wholly-owned subsidiaries, A.M. Technologies, Inc. (formerly Hickman Services, Inc.), CDI Restoration Services, Inc. (formerly CDI Construction & Management, Inc.), Contractors Diversified, Inc. (formerly Hickman Architectural Services, Inc.), Hickman Manufacturing, Inc., and ValuTech Products and Services, Inc. (collectively the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

C.	Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D.	Cash and Equivalents – The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. As of May 31, 2007, $1,201,150 serving as collateral for a line of credit was reported as current restricted cash and equivalents on our consolidated balance sheet.

E.	Concentrations – The majority of cash and cash equivalents are deposited in one financial institution. The deposits in excess of federally insured limits are subject to risk. The balances of these deposits fluctuate throughout the year based on the operations of the Company. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and markets into which the Company’s products and services are provided.

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
E.	Concentrations (Continued) For the year ended May 31, 2007, two customers accounted for approximately 8% and 6.5% of revenue. For the year ended May 31, 2005, one customer accounted for approximately 7.2% of revenue. There were no customers who accounted for more than 5.0% of revenue for the year ended May 31, 2006.

The Company currently purchases certain components of its performance roofing materials from a limited number of suppliers. Management has identified additional suppliers that provide similar products on comparable terms. The two largest suppliers provide approximately 10% and 15%; 17% and 13%; and 14% and 14% of overall supply requirements for year ended May 31, 2007, 2006 and 2005, respectively

F.	Accounts Receivable – The Company grants credit primarily to customers in the roof coatings and roofing systems industries throughout the United States. Accounts receivable are carried at the outstanding principal balance, adjusted for an allowance for doubtful accounts. Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Accounts receivable are typically due within 30 days and are stated at amounts due from customers net of allowance for doubtful accounts. Accounts outstanding longer than the contractual payments terms are considered past due.

	2007	2006

Trade receivables	$6,081,465	$5,311,321
Allowance for doubtful accounts	(500,850)	(174,848)

	$5,580,615	$5,136,473

The allowance is determined by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation and the condition of the general economy and the industry as a whole. Accounts receivable are written off when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

	2007	2006

Beginning Balance	$174,848	$402,812
Less: Write-offs	(159,820)	(227,964)
Plus: Reserves	485,822	—

Ending Balance	$500,850	$174,848

G.	Inventories – Inventories are stated at the lower of cost of market. In general, cost represents current purchase costs applied on the first-in, first-out (FIFO) method. Inventories consist primarily of finished goods related to structural or maintenance roofing materials.

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
H.	Property, Plant and Equipment – Property, plant and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation for financial reporting purposes is provided on the straight-line and the accelerated basis over the estimated useful lives of the assets except for leasehold improvements which are amortized over the lesser of the term of the lease or the estimated lives of the assets. Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are charged to operating costs.

At May 31, 2007 and 2006 property, plant and equipment and the associated depreciable lives assigned to the classes of assets consisted of the following:

	2007	2006
Property, plant and equipment
Machinery and equipment	$487,832	$469,295
Furniture and fixtures	822,409	756,950
Leasehold improvements	732,253	677,559
Building	119,392	119,392
Land	29,370	29,370

	$2,191,256	$2,052,566

Accumulated depreciation and amortization
Machinery and equipment (5-7 year lives)	$(439,799)	$(417,941)
Furniture and fixtures (3-7 year lives)	(732,231)	(686,650)
Leasehold improvements (5 year life-term of lease)	(732,253)	(586,348)
Building (39 year life)	(29,831)	(26,769)

	$(1,934,114)	$(1,717,709)

Net property, plant and equipment	$257,142	$334,857

Depreciation and amortization expense amounted to $216,404, $152,382 and $163,145 for the years ended May 31, 2007, 2006 and 2005, respectively.

I.	Accrued Expenses – At May 31, 2007 and 2006, accrued expenses consisted of the following:

	2007	2006

Accrued commissions	$1,628,083	$2,076,302
Accrued interest payable	731,184	514,293
Other	417,775	204,465

	$2,777,042	$2,795,061

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
J.	Impairment of Long-Lived Assets - Long-lived assets, including property, plant and equipment, are evaluated for impairment under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The criteria for determining impairment for such long-lived assets to be held and used is determined by comparing the carrying value of these long-lived assets to be held and used to management’s best estimate of future undiscounted cash flows expected to result from the use of the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimated fair value of the assets is measured by estimating the present value of the future discounted cash flows to be generated. There were no impairment losses for the years ended May 31, 2007, 2006 and 2005.

K.	Income Taxes – Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax basis of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered to be more likely than not.

L.	Fair Value of Financial Instruments – The Company considers carrying amounts of cash and cash equivalents, receivables, and accounts payable to approximate fair value because of the short maturity of these financial instruments. Amounts outstanding under long-term debt agreements are considered to be carried on the financial statements at their estimated fair values because they were entered into recently and/or accrue interest at rates which generally fluctuate with interest rate trends.

M.	Advertising Expense – The costs of advertising, promotion, and marketing programs are charged to expense in the fiscal year incurred. During the years ending May 31, 2007, 2006 and 2005, the Company incurred marketing and promotion expense of $157,871, $73,519 and $280,653, respectively.

N.	Research and Development Expenses — The costs of research and development are charged to expense in the fiscal year incurred. During the years ended May 31, 2007, 2006 and 2005, the Company incurred research and development expenses of $1,108,188, $1,031,420 and $903,897, respectively.

O.	Commission Expense – The Company pays commissions to its sales force calculated on a calendar year basis. The Company accrues commissions at May 31 of each year for only those sales employees who achieved commissions in excess of their payroll draw through May 31 of each year. The Company does not record a receivable from employees who have not exceeded their annual payroll draw even though subsequent sales may result in the draw expensed being recaptured.

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
P.	Revenue recognition — Revenue, net of trade discounts and allowances, is recognized provided that (1) evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, for products, or when the service has been provided. Product revenue is generated predominantly from the sales of various types of roofing systems and related maintenance products. Service revenue includes extended warranty and maintenance contracts. Service revenue from extended warranties and maintenance contracts is deferred and recognized over the contractual period. In addition the four revenue recognition criteria described above must be met before service revenue is recognized.

Q.	Extended Warranty and Maintenance Contracts — Revenue from extended warranty and maintenance contracts with terms beyond one year is deferred and recognized on a straight-line basis over the contract period. The related direct costs (primarily commissions) associated with the sale of extended warranty and maintenance contracts are also deferred and recognized on the same basis as the associated revenues. Other related costs are expensed as incurred. Amounts representing deferred warranty and maintenance contract revenue for the next twelve months are included in current liabilities on the consolidated balance sheet and were $1,199,013 and $1,214,266 at May 31, 2007 and 2006, respectively. The long-term deferred amounts are reported as non-current liabilities on the consolidated balance sheet and were $11,897,129 and $11,430,832 at May 31, 2007 and 2006, respectively. Comparable amounts for direct costs associated with the deferred revenue for the next 12 months are included in current assets on the consolidated balance sheet and were $275, 694 and $275,914 at May 31, 2007 and 2006, respectively. The non-current amounts are recorded in other assets on the consolidated balance sheet and were $2,695,256 and $2,592,805 at May 31, 2007 and 2006, respectively.

	2007	2006

Deferred Revenue
Opening Balance	$12,645,098	$11,948,448
New Contract Deferral	3,562,220	2,349,074
Recognition of Revenue	(3,111,176)	(1,652,424)

Ending Balance	$13,096,142	$12,645,098

	2007	2006

Deferred Warranty Costs
Opening Balance	$2,868,720	$2,712,394
New Contract Deferral	852,722	543,272
Recognition of Revenue	(750,492)	(386,946)

Ending Balance	$2,970,950	$2,868,720

Note 2. New Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN No. 48”). FIN No. 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN No. 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the consolidated financial statements prior to the adoption of FIN No. 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently evaluating the impact of FIN No. 48 on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards (except for measurements of share-based payments) and is expected to increase the consistency of those measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 will be applied prospectively with some exceptions that will be accounted for as a cumulative-effect adjustment. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. The Company is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the impact of adopting SFAS No. 141R on its consolidated financial statements.

Note 2. New Accounting Pronouncements (Continued)
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. The Company is currently evaluating the impact of adopting SFAS No. 160 on its consolidated financial statements.
Note 3. Segment Reporting
Pursuant to Statement of Financial Accounting Standard No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the Company has determined it operated in only one segment.
Note 4. Receivable from Stockholders
Receivable from stockholders consisted primarily of $3,153,420 and $1,600,952 due from a former officer at May 31, 2007 and 2006, respectively (see note 8).

Note 5. Financing Arrangements
     The Company’s financing arrangements consist of the following at May 31, 2007 and 2006:

	2007	2006
Bank–Revolving credit facility of $6,000,000 with seasonal limits, secured by all assets of the Company. Borrowings mature on January 31, 2008. Borrowings bear interest payable monthly at the bank’s prime rate. The average daily loan balance for the years ended May 31, 2007 and 2006 was $1,793,942 and $1,271,646, respectively.	$3,902,772	$2,563,867

Bank–$3,000,000 term note payable in equal monthly installments of principal of $50,000 plus interest through October 2009, bearing interest at ..25% over the bank’s prime rate. The note is secured by all the assets of the Company.	$1,450,000	$2,050,000

Other long-term debt	—	105,000
	1,450,000	2,155,000
Less current portion	600,000	705,000

	$850,000	$1,450,000
The loan agreements contain covenants, which require the Company to maintain certain financial tests and ratios and limits loans and advances to outside parties and certain other items. For purpose of the Company’s borrowings, the prime rate was 8.25% and 8.00% at May 31, 2007 and 2006, respectively. The average interest rate was 8.23%, 7.24% and 5.85% for the years ended May 31, 2007, 2006 and 2005 respectively.
At May 31, 2007, scheduled maturities of the term debt are $600,000, $600,000 and $250,000 for the years ending May 31, 2008, 2009 and 2010 respectively.

Note 6. Subordinated Debt to Stockholders
The Company has unsecured subordinated term notes payable to certain stockholders and affiliated entities amounting to $1,918,710 as of May 31, 2007 and $3,615,791 as of May 31, 2006. These notes bear interest at the bank’s prime rate and are payable in varying annual installments through maturity in 2010 subject to the subordination agreement with the bank.
The Company has a secured subordinated demand promissory note payable in the amount of $1,232,221 as of May 31, 2007 and 2006, bearing interest at 7% with Hickman Holdings, L.P., a related party entity. The note is secured by the assets of the Company. Currently, payments are not being made because of subordination to bank debt.
Note 7. Lease Obligations
The Company leases office and warehouse space and equipment under non-cancelable operating leases. The office and warehouse lease is a month to month triple net lease, which calls for monthly lease payments of $22,000. The lease is adjusted on twelve-month intervals by an amount equal to the current lease payment multiplied by the change in the Consumer Price Index for the prior calendar year. The office and warehouse lease is with a party related through common ownership.
Rental expense under operating leases amounted to approximately $293,600, $264,400 and $254,200 for the years ended May 31, 2007, 2006 and 2005, respectively. Additional rental expense of approximately $29,400, $16,700 and $12,200 was incurred pursuant to various warehouse agreements for 2007, 2006 and 2005, respectively.
Note 8. Commitments and Contingencies
The Company is a partner in Hickman Community Services, LLC, which was formed to generate sales opportunities at the state and local government levels. The partnership entered into an administrative agreement with a third party whereby they guaranteed certain administrative fees based on sales volume. The Company’s share of the minimum commitment as of May 31, 2007 is approximately $114,000.
In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions, and complaints. It is not possible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be. However, the Company’s management does not expect that the results of any of these legal proceedings will have a material adverse effect on the Company’s results of operations, financial position, or cash flows.
W.P. Hickman Company v. W.P. Hickman Systems, Inc., Case No. 1:07-CV-00267, United States District Court for the Western District of North Carolina. On June 27, 2007, the plaintiff filed a complaint claiming that W.P. Hickman Systems, Inc. breached a 1985 contract requiring the company to buy certain metal roofing products exclusively from the plaintiff. W.P. Hickman Systems, Inc.’s position is that it was legally justified in purchasing products from third parties because of substandard service, price terms, credit terms, delivery and products provided by the plaintiff. The parties have filed pleadings and have submitted

Note 8. Commitments and Contingencies (Continued)
Rule 26 disclosures in conjunction with a case management order. Because the litigation is still at a very early stage, it is difficult to assess any anticipated liability, however, W.P. Hickman Systems, Inc. is steadfastly defending the claims as being without merit.
Cynthia L. Strunk, Trustee of the W.P. Hickman Systems, Inc. Employee Stock Ownership Plan and Trust, a shareholder of W.P. Hickman Systems, Inc., on behalf of herself, as Trustee and all other shareholders of the corporation and W.P. Hickman Systems, Inc. v. W.P. Hickman Systems, Inc. and David D’Anza. Case No. CV-07-638870, in the Court of Common Pleas, Cuyahoga County, Ohio. On October 16, 2007, a derivative action was filed for declaratory judgment, injunctive relief and damages. Serefex is not a party to this action. The complaint alleges that the former president, chief executive officer and chairman of the board of directors of W.P. Hickman Systems, Inc. converted funds of Hickman, breached his fiduciary duty, committed fraud against Hickman, and caused Hickman harm. The complaint further demands that Mr. D’Anza be removed as president and chief executive officer and director of Hickman, which was in the process of occurring and ultimately occurred on November 28, 2007, and that he be enjoined from transacting any business for Hickman or serving in any official capacity with Hickman. An answer and affirmative defenses to these claims have been filed by Hickman. Because many of the above-described claims for relief in the complaint either were addressed before or during the suit’s pendency and have been made moot, or are invalid on their face, we believe that the potential for damages is unlikely, however, no assurances can be made as this litigation is still in its early stages. Finally, the complaint seeks that a preliminary and permanent injunction be issued against Mr. D’Anza from transferring any shares of stock in W.P. Hickman Systems, Inc., including transfers to Serefex Corporation. Subsequent to the filing of the complaint, the Plaintiff was made expressly aware of the share exchange between Serefex and the Sellers and has indicated that it is highly unlikely that it will seek to amend its complaint and in any way seek to reverse the share exchange. Accordingly, Hickman believes the claims for injunctive relief in the complaint have been moot, and we believe that the potential for injunction is highly unlikely, however, no assurances can be made of a result.
The resulting shareholder receivable of $3,199,043 at May 31, 2007 and $1,646,575 at May 31, 2006 is due to misappropriation of company funds to pay personal expenses of the former officer of the company. Funds are to be secured by pledged assets and the personal guarantee of the former officer.
Note 9. Stock Options
The Company has a stock option plan (the “Option Plan”) to provide current and future employees incentives to stimulate active interest in the development and financial success of the Company. The Option Plan provides for the granting of “non-qualified stock options,” under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase not more than 250,000 shares of common stock at an option price determined by the valuation obtained by the Company for its Employee Stock Ownership Plan & Trust most recent to the date the Option is granted. The option prices per share of common stock which is the subject of stock options under the Option Plan must be at least equal to 100% of the fair market value of Hickman’s shares of common stock on the date the option is granted. The Board shall determine when each option is to expire but no option shall be exercisable for a period of more than 10 years from the date upon which the option is granted. Options granted under the Option Plan terminate upon the expiration

Note 9. Stock Options (Continued)
of the option, termination for cause, retirement, disability, or death. A summary of stock options transactions during the fiscal years 2007, 2006 and 2005 is as follows:

		Weighted
		Average
		Exercise
	Number	Price per
	of Shares	Share
Options outstanding May 31, 2004	22,000	$10.32
Options issued	10,000	5.00

Options outstanding May 31, 2005	32,000	8.66
Options issued	160,211	8.01
Options cancelled	(2,500)	5.00
Options exercised	(1,000)	5.00

Options outstanding May 31, 2006 and 2007	188,711	$8.18

Prior to the adoption of SFAS No. 123 (R), the Company provided the disclosures required under SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures.” No employee share-based compensation expense was reflected in the Company’s results from operations for the years ended May 31, 2006 or 2005 for employee stock option awards as all options were granted with an exercise price equal to the market value of the underlying common stock on the date of grant.
Through the year ended May 31, 2006, the Company accounted for share-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees"(“APB No. 25”). Under the intrinsic value method, the Company would only record compensation expense related to stock options in its consolidated statement of operations when the exercise price of an employee share-based award was less than the market price of the underlying stock on the date of the grant. No compensation expense was recorded relative to the options granted for the years ended May 31, 2006 and 2005

Note 9. Stock Options (Continued)
The pro forma information for share-based compensation for the years ended May 31, 2006 and 2005 was as follows:

		May 31, 2006	May 31, 2005
Net income (loss) — as reported		$187,533	$1,256,375
SFAS No. 123 based compensation		(448,081)	(17,115)
Tax benefit		170,271	6,504

Net income (loss) — pro forma		$(90,277)	$1,245,764

Net income per share:
As reported:	Basic	0.18	1.21
	Diluted		1.20

Pro forma:
	Basic	-0.09	1.20
	Diluted		1.19
Note 10. Income Taxes
The consolidated provision for taxes based on income is comprised of the following:

	Year Ended May 31
	2007	2006	2005
Current
Federal	$65,000	$1,900	$24,500
State	63,200	—	20,000
Deferred
Federal	(463,600)	(25,500)	(129,700)
Utilization of NOL	1,240,200	32,900	371,700
State	177,400	2,700	50,000
Tax benefit from ESOP	126,500	138,000	296,000

Total provision for income taxes	$1,208,700	$150,000	$632,500

Note 10. Income Taxes (Continued)
An analysis of the Company’s deferred tax assets at May 31, 2007, 2006 and 2005 showing the tax effects of significant temporary differences follows:

	May 31,
	2007	2006	2005
Deferred tax assets
Accrued interest	$183,000	$139,000	$98,000
Amortization and depreciation	198,000	155,000	118,500
Accrued vacation	41,200	39,500	38,000
Bad debt reserve	191,000	61,000	122,000
Net operating loss carryforwards	504,400	1,744,600	1,777,500
AMT credit carryforward	91,400	26,400	24,500
Other	13,500	11,000	10,000

Total deferred tax asset	1,222,500	2,176,500	2,188,500
Current	428,700	250,500	268,000

Long-term	$793,800	$1,926,000	$1,920,500

Although realization is not assured, management believes it is more likely than not that all of the deferred income tax assets will be realized. The amount of the deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. At May 31, 2007, for regular income tax purposes, the Company has remaining federal and state net operating loss carryforwards of approximately$1,351,000, which expire in varying amounts between 2020 through 2022.
In accordance with SFAS No. 109, Accounting for Income Taxes, if the cost of ESOP shares committed to be released is greater than their fair value, the employer credits the tax effect of the amount by which the deductible tax expense exceeds the book tax expense to stockholders’ equity. During the years ended May 31, 2007, 2006 and 2005, the excess cost over fair value resulted in a tax benefit from the ESOP in the amount of $126,500, $138,000 and $296,000, respectively, which was credited to additional paid-in capital.

Note 10. Income Taxes (Continued)
The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense.

	May 31,
	2007	2006	2005
Income tax expense based on the U.S. statutory tax rate	$ 1,080,000	$ 114,800	$ 642,200
State income taxes, net of federal income tax benefit	127,000	13,500	75,600
Adjustment for NOL Valuation	—	—	(80,000)
Nondeductible expenses and other	1,700	21,700	(5,300)

Total taxes on income	$ 1,208,700	$ 150,000	$ 632,500

Note 11. Employee Stock Ownership Plan (ESOP)
Effective in January 1999, the Company formed an ESOP Trust (“Trust”) for the purpose of acquiring approximately 37% of the Company’s common shares from certain existing stockholders in a leveraged ESOP transaction. The Trust borrowed $6,500,000 from the Company to purchase 269,486 common shares from certain stockholders. The ESOP covers substantially all hourly and salaried employees who have completed one year of service and have attained age 21.
The Company makes annual contributions to the ESOP equal to the ESOP’s debt repayment to the Company. The ESOP shares were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service deemed paid in the year. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released (or committed to be released) from collateral, the Company reports expense equal to the current market price of the shares. For the years ending May 31, 2007, 2006 and 2005, ESOP expense from the debt repayment and release of shares was $268,800, $238,800 and $250,237, respectively.
The Company elected to make employer cash contributions of approximately $57,900 and $90,200 during the years ended May 31, 2007 and 2006, respectively to the ESOP.
ESOP shares as of May 31, 2007 are comprised of:

Allocated shares	199,005
Unreleased shares	70,481

Total ESOP shares	269,486

Fair value of unreleased shares	$734,400

Note 11. Employee Stock Ownership Plan (ESOP) (Continued)
The Company estimates, based on its principal payments from January 1, 2007 to May 31, 2007 on the term note with the bank, it has committed to release approximately 10,400 of the 70,481 shares depicted as unreleased shares at May 31, 2007.
Note 12. Transaction With Related Parties
As disclosed in Note 4, the Company has receivables from stockholders.
As disclosed in Note 7, the office and warehouse space is leased from a related party.
Included in other receivables are amounts due from employees amounting to $18,846, $35,843 and $42,942 as of May 31, 2007, 2006 and 2005, respectively.
Included in payables are amounts due to employees amounting to $49,258, $28,336 and $32,122 as of May 31, 2007, 2006 and 2005, respectively.
Note 13. Retirement Plan
The Company maintains a qualified defined contribution 401(k) retirement plan, which covers substantially all its employees meeting certain age and length of service requirements. Contributions to the plan are funded totally by employees.
Note 14. Restatement of W.P. Hickman Previously Issued Financial Statements
During December of 2007, management of Hickman determined that a restatement of Hickman’s previously issued consolidated financial statements for the years ended May 31, 2005 and 2006 was appropriate as a result of activities noted below:
•	As previously disclosed, the complaint in the W.P. Hickman Systems, Inc. v. W.P. Hickman Systems, Inc. and David D’Anza Case No. CV-07-638870; alleges that the former president, chief executive officer and chairman of the board of directors of W.P. Hickman Systems, Inc. converted funds of Hickman, breached his fiduciary duty, committed fraud against Hickman, and caused Hickman harm. As a result, the Company adjusted SGA costs for the years ended May 31, 2005 and 2006 to reclassify those amounts as being receivable from Mr. D’Anza. In addition, a cumulative effect adjustment was recorded for the effects of activity occurring prior to 2005.

•	The Company’s previously issued financial statements contained a GAAP exception for warranty and maintenance contract revenue recognition. These financial statements have been adjusted to recognize revenue related to these agreements in accordance with FASB Technical Bulletin No. 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts. A cumulative effect adjustment was recorded as of May 31, 2004 for the effects of this restatement.

•	As part of disclosure and due diligence resulting from the stock exchange it was discovered that the Company recorded sales prior to culmination of the earnings process. As a result, these sales were adjusted such that they were recorded in the proper accounting period.

•	Previously issued financial statements used the direct write-off method to account for bad debt expense. The financial statements were restated to record an allowance for doubtful accounts based on historical collection experience.

Note 14. Restatement of W.P. Hickman Previously Issued Financial Statements (Continued)
•	The Company incorrectly recorded a claim related to a faulty installation by a contractor in 2006 which has subsequently been reversed.

•	A reduction to the assigned lives of leasehold improvements was made to correlate with the term of the lease, in accordance with EITF Issue No. 05-6. As a result, additional amortization was recorded for 2006 and 2005. A cumulative effect adjustment was recorded as of May 31, 2004 for the effects of this restatement.
As a result of the above items, adjustments were made to current and deferred income tax expenses to account for the restatements.
Balance Sheet Adjustments:

	As of May 31, 2006
	As
	Previously	Restatement	Restated
	Reported	Amounts	Balance
Current assets	$9,466,360	$(1,051,329)	$8,415,031
Property,plant and equipment	708,290	(373,433)	334,857
Other assets	1,423,243	3,197,657	4,600,900

Current liabilities	9,092,487	1,354,089	10,446,576
Deferred warranty revenue	—	11,430,832	11,430,832
Debt	6,298,012	—	6,298,012
Stockholders’ equity	(3,792,605)	(1,438,974)	(14,804,632)
Statements of Operations Adjustments:

	For the years ended May 31,
	2005			2006
	As			As
	Previously	Restatement	Restated	Previously	Restatement	Restated
	Reported	Amounts	Balance	Reported	Amounts	Balance
Net sales	$30,161,237	$(676,776)	$29,484,461	$29,317,264	$(2,248,497)	$27,068,767
Cost of goods sold	11,917,353	(7,572)	11,909,781	12,187,059	(399,016)	11,788,043

Gross profit	18,243,884	(669,204)	17,574,680	17,130,205	(1,849,481)	15,280,724

Selling, general & administrative expenses	15,472,238	(193,036)	15,279,202	15,659,262	(1,070,817)	14,588,445

Income from operations	2,771,646	(476,168)	2,295,478	1,470,943	(778,664)	692,279
Other expense (income)	444,669	(38,066)	406,603	427,568	(72,822)	354,746

Income before provision for taxes	2,326,977	(438,102)	1,888,875	1,043,375	(705,842)	337,533

Provision for taxes	928,000	295,500	632,500	417,000	267,000	150,000

Net Income	$1,398,977	$(733,602)	$1,256,375	$626,375	$(972,842)	$187,533

Note 15. Subsequent Events
On October 22, 2007, Serefex Corporation (“Serefex”) consummated a Stock Exchange Agreement with Hickman Holdings, L.P., and the D’Anza Family Trust (“Sellers”), whereby in exchange for 741,344 shares of Common Stock of W.P. Hickman Systems, Inc. (“Hickman”), an Ohio corporation, representing approximately 68% of the outstanding shares of Common Stock of Hickman, Serefex issued to Sellers an aggregate of 172,482,666 shares of its Common Stock. Such shares represent approximately 52% of Serefex’s outstanding shares. Mr. D’Anza is the General Partner of Hickman Holdings, L.P. and Trustee of the D’Anza Family Trust.

Serefex Corporation
Stock Exchange Transaction and Resulting
Unaudited Balance Sheet as of October 31, 2007

	WP HICKMAN SYSTEMS	SEREFEX	ACQUISITION	POST TRANSACTION
	BALANCE SHEET	BALANCE SHEET	TRANSACTION	BALANCE SHEET
ASSETS
Current Assets
Cash & cash equivalents	$—	$69,029		$69,029
Restricted cash	1,039,873			1,039,873
Accounts receivable	7,219,039	28,962		7,248,002
Inventories	2,407,214	52,735		2,459,949
Prepaid expenses	611,283	6,120		617,403

Total Current Assets	11,277,409	156,846	—	11,434,255

Property, Plant & Equipment	239,526	9,487	(4,187)	244,826

Other Assets
Deposits & prepaid expenses	2,751,835	1,675		2,753,510
Deferred financing fees	—	83,333	(83,333)	—
Deferred Taxes	818,800			818,800
Trademarks	—	11,448	(11,449)	—
Patents	—	5,633	(5,633)	—
Other	51,470			51,470

Total Other Assets	3,622,105	102,089	(100,415)	3,623,780

TOTAL ASSETS	15,139,040	268,422	(104,602)	15,302,861

LIABILITIES & EQUITY

Current Liabilities
Accounts payable	$4,156,437	$53,879		$4,210,316
Accrued expenses	4,319,285	4,105		4,323,390
Revolving credit facility	2,791,138			2,791,138
Notes Payable	—	26,000		26,000
Current portion of LT debt - ESOP	600,000			600,000

Total Current Liabilities	11,866,861	83,984	—	11,950,844

Long-term Debt
Payable to shareholders	3,000,931			3,000,931
LT note payable to MarDot	150,000			150,000

Total Long-Term Debt	3,150,931	—	—	3,150,931

Total Liabilities	15,017,792	83,984	—	15,101,776

Unearned Warranty Revenue	13,334,813	—	—	13,334,813

STOCKHOLDER’S EQUITY

Common Stock (300,000,000 shares Authorized, 333,117,510 shares issued and outstanding, par value $.0001)		16,063	17,248	33,312
Common stock, without par value Authorized - 2,000,000 shares issued - 1,097,161 and 1,051,930 shares, respectively Outstanding - 1,042,130 and 1,039,630 shares, respectively	11,115		(11,115)	—
Treasury stock	(615,797)			(615,797)
Additional paid-in capital	366,807	16,330,597	(16,272,957)	424,446
Less receivable from shareholder	(3,199,043)			(3,199,043)
Unallocated ESOP shares	(1,200,000)			(1,200,000)
Retained earnings	(8,576,646)	(16,162,222)	16,162,222	(8,576,646)

Total Stockholder’s Equity	(13,213,564)	184,438	(104,602)	(13,133,727)

TOTAL LIABILITIES & EQUITY	$15,139,041	$268,422	$(104,602)	$15,302,861

Serefex Corporation
Unaudited Balance Sheet as of November 30, 2007

	WP HICKMAN SYSTEMS	SEREFEX	CONSOLIDATED
ASSETS
Current Assets
Cash & Cash Equivalents	$100,588	$31,494	$132,082
Restricted Cash	1,042,396		1,042,396
Accounts Receivable	9,044,654	24,960	9,069,614
Inventory	2,103,491	50,655	2,154,146
Prepaid expenses	3,415,775	3,497	3,419,273

Total Current Assets	15,706,905	110,606	15,817,511

Property, Plant & Equipment	243,308	5,300	248,608

Other Assets
Deposits	56,579	1,675	58,254
Deferred Taxes	818,800		818,800
Goodwill	76,011		76,011
Accumulated Amortization Goodwill	(24,541)		(24,541)

Total Other Assets	926,849	1,675	928,524

TOTAL ASSETS	16,877,062	117,581	16,994,643

LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	$5,583,371	$51,917	$5,635,288
Accrued Expenses	4,434,213	9,348	4,443,562
Payable to First Merit — Credit Line	2,364,032		2,364,032
Notes Payable	—	26,000	26,000
Unrealized Warranty Revenue	1,199,013		1,199,013
Short Term Portion of LT Debt — ESOP	550,000		550,000

Total Current Liabilities	14,130,629	87,265	14,217,894

Long-term Debt
Payable to Shareholders	3,000,931		3,000,931
LT Note Payable to MarDot	150,000		150,000

Total Long-Term Debt	3,150,931	—	3,150,931

Total Liabilities	17,281,560	87,265	17,368,826

Unearned Warranty Revenue	12,771,028		12,771,028

Stockholders’ Equity
Common Stock (300,000,000 shares authorized, 337,617,510 shares issued and outstanding, par value $.0001)	—	33,762	33,762
Treasury Stock	(615,797)		(615,797)
Paid In Capital	377,921	46,075	423,996
Less Receivable from Shareholder	(3,199,043)		(3,199,043)
Unallocated ESOP Shares	(1,150,000)		(1,150,000)
Retained Earnings	(8,588,608)	(49,521)	(8,638,129)

Total Equity	(13,175,526)	30,315	(13,145,211)

TOTAL LIABILITIES & EQUITY	$16,877,062	$117,581	$16,994,643

Serefex Corporation
Unaudited Statement of Operations
For six months ending November 30, 2007

	W.P. Hickman Systems	Serefex	Consolidated
	6 months	1 Month	6 months
Gross Sales	$18,669,310	$2,390	$18,671,700
Cash Discounts and Returns	(24,041)	—	(24,041)

Net Sales	18,645,269	2,390	18,647,659

Cost of Sales	8,962,815	2,208	8,965,023

Gross Profit	9,682,454	182	9,682,636

Sales and Marketing	5,001,343	1,215	5,002,558
Administration	2,966,273	48,470	3,014,743
Technology and Manufacturing	586,106		586,106

Operating Expenses	8,553,722	49,685	8,603,407

Operating Income	1,128,732	(49,503)	1,079,229

Finance Charges	(5,250)		(5,250)
Interest Income	(140,655)	(32)	(140,687)
Interest Expense	330,668		330,668
ESOP Expense	300,000		300,000
Misc (Income)Expense		19	19

Income before Taxes	643,969	(49,490)	594,479

Taxes	145,090		145,090

Net Income	$498,879	$(49,490)	$449,389

Basic and Fully Diluted
Earnings per Share			$0.00

Weighted Average
Shares Outstanding			198,031,423

Serefex Corporation
Pro-Forma Statement of Operations for six months ending November 30, 2007
(Assumes Acquisition occurred at beginning of Period)

	WP HICKMAN SYSTEMS	SEREFEX	CONSOLIDATED
Gross Sales	$18,669,310	$48,045	$18,717,355
Cash Dicsounts & Returns	(24,041)	0	(24,041)

Net Sales	18,645,269	48,045	18,693,314

Cost of Sales	8,962,815	26,828	8,989,643

Gross Profit	9,682,454	21,218	9,703,672

Operating Expenses	8,553,722	231,863	8,785,585

Operating Income	1,128,732	(210,646)	918,086

Finance Charges	(5,250)		(5,250)
Interest Income	(140,655)		(140,655)
Interest Expense	330,668		330,668
ESOP Expense	300,000		300,000
Misc (Income)Expense		47,372	47,372

Income before Taxes	643,969	(258,017)	385,952

Taxes	145,090		145,090

Net Income	498,879	(258,017)	240,862

Basic and Fully Diluted
Earnings per Share			$0.00

Weighted Average
Shares Outstanding			198,031,423

Serefex Corporation
Pro-Forma Statement of Operations for twelve months ending May 31, 2007
(Assumes Acquisition occurred at beginning of Period)

	WP HICKMAN SYSTEMS	SEREFEX	CONSOLIDATED
Gross Sales	$29,404,890	$222,427	$29,822,369
Cash Dicsounts & Returns	(76,952)	0	(362,004)

Net Sales	29,327,938	222,427	29,460,365

Cost of Sales	13,334,146	155,929	13,490,075

Gross Profit	15,993,792	66,498	16,060,290

Operating Expenses	15,917,358	645,301	16,562,659

Operating Income	76,434	(578,803)	(502,369)

Interest Income & Finance Charges	(413,369)		(413,369)
Interest Expense	566,365		566,365
Other Expense
Legal settlement	(3,252,931)	(41,734)	(3,294,665)

Income before Taxes	3,176,369	(537,069)	2,639,300

Taxes	1,208,700		1,208,700

Net Income	$1,967,669		$1,430,600

Basic and Fully Diluted
Earnings per Share			$0.01

Weighted Average
Shares Outstanding			156,190,190

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEREFEX CORPORATION
(Registrant)

	By:	/s/ Brian Dunn

Brian Dunn, President
Date: January 8, 2008